EXHIBIT 23.0
                         RECKSON ASSOCIATES REALTY CORP.
                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements Forms S-3 (No. 333-91915, No. 333-67129, No. 333-46883, No. 333-29003, No.
333-28015,  No.  333-46094,  No. 333-61170 and No. 333-68686) and in the related
Prospectus and Forms S-8 (No.  333-87235,  No.  333-66283,  No.  333-66273,  No.
333-45359, No. 333-04526 and No. 333-38814) pertaining to the Stock Option Plans, of Reckson Associates Realty Corp., of our report dated February 20, 2002, except for Note 13, as to which the date is March 13, 2002 with respect to the consolidated financial statements and schedule of Reckson Associates Realty Corp., included in this Annual Report Form 10-K for the year ended December 31, 2001.



                                          Ernst & Young, LLP




New York, New York
March 18, 2002